Exhibit 99.1

The St. Joe Company Reports Second Quarter and First Half 2022 Results and Declares a Quarterly Dividend Of $0.10

  Quarterly revenue decreased by 6% to $68.2 million compared to $72.2 million in 2021 due to timing of homesite sales and mix of sales from different residential communities while the homesite units volume increased 34% to 231 homesites. Leasing revenue increased by 45% and hospitality revenue increased by 31%.
  Net Income decreased by 30% to $17.0 million compared to $24.2 million in 2021 due to timing of homesite sales and mix of sales from different residential communities, particularly the sale of homesites at the Watersound Camp Creek community in the second quarter of 2021, which are anticipated in the second half of 2022.
  Net Cash Provided by Operating Activities decreased by 75% to $9.2 million compared to $37.4 million in 2021 primarily due to $20.3 million increase in investments for homesites development due to increased homebuilder contract volume and demand.
  For the first six months of 2022, revenue increased by 17% to $133.1 million and net income increased 11% to $30.4 million, as compared to the first six months of 2021.

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--July 27, 2022--The St. Joe Company (NYSE: JOE) (the “Company”) today reports second quarter and first half 2022 results.

Total revenue for the second quarter of 2022 decreased by 6% to $68.2 million, as compared to $72.2 million for the second quarter of 2021. Leasing revenue increased by 45% to $9.3 million, hospitality revenue increased by 31% to $29.6 million, while real estate revenue decreased by 32% to $28.0 million. The decrease in real estate revenue is a function of timing of homesite sales, impact of supply constraint in homesites and home development and mix of community sales. Homesite unit sales increased 34% to 231 for the second quarter of 2022, as compared to 172 units for the second quarter of 2021, while the average unit sales price for the second quarter of 2022 was $83,000, as compared to $164,000 for the second quarter of 2021. The difference in the average price is driven by the mix of sales. The Watersound Camp Creek community included 38 sold homesites in the second quarter of 2021 at an average sales price of $449,000. As of June 30, 2022, the Watersound Camp Creek community had 109 homesites under development. For the six months ended June 30, 2022, total revenue increased by 17% to $133.1 million, as compared to $113.5 million for the first six months of 2021. For the first six months of 2022, revenue growth includes a 52% increase in leasing revenue, a 29% increase in hospitality revenue and a 4% increase in real estate revenue, as compared to the same period in 2021.

Net income for the second quarter of 2022 decreased by 30% to $17.0 million, or $0.29 per share, compared to net income of $24.2 million, or $0.41 per share, for the same period in 2021. Net income for the first six months of 2022 increased by 11% to $30.4 million, or $0.52 per share, compared to net income of $27.4 million, or $0.47 per share, for the same period in 2021.

Net Cash Provided by Operating Activities for the three months ended June 30, 2022, decreased by 75% to $9.2 million, compared to $37.4 million for the same period in 2021. The decrease was primarily driven by a $20.3 million increase in cash spend for homesites development in the second quarter of 2022 as compared to the second quarter of 2021, due to the increased homebuilder contract volume and demand for homesites. For the six months ended June 30, 2022, Net Cash Provided by Operating Activities decreased by 39% to $29.0 million, compared to $47.2 million for the same period in 2021. The decrease was driven by a $34.1 million increase in cash spend for homesites development.

Cash Generated for Distribution or Investment (“CGFDI”), a non-GAAP measure that is detailed in the Financial Data included below, for the three months ended June 30, 2022, decreased by 23% to $29.5 million, compared to $38.4 million for the same period in 2021. CGFDI for the six months ended June 30, 2022, increased by 24% to $72.9 million, compared to $58.6 million for the same period in 2021.

In the second quarter of 2022, the Company funded $78.9 million in capital expenditures, paid $5.9 million in cash dividends and used $0.2 million to repurchase 4,760 shares of its common stock. For the six months ended June 30, 2022, the Company funded $157.9 million in capital expenditures. As of June 30, 2022, the Company’s total investment in development property was $442.7 million in addition to $129.5 million in real estate of unconsolidated joint ventures with development in process. These assets, when complete, will be added to operating property or are part of the real estate to be sold. The Company maintained cash, cash equivalents and investments of $136.1 million as of June 30, 2022, compared to $143.6 million as of June 30, 2021.

On July 27, 2022, the Board of Directors declared a cash dividend of $0.10 per share on the Company’s common stock, payable on September 9, 2022, to shareholders of record as of the close of business on August 12, 2022.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “Our leasing revenue, hospitality revenue, and number of residential homesites sold increased in the second quarter of 2022 compared to second quarter of 2021, but our overall revenue and net income was down in the quarter. The reason is not a slowdown in demand, but is directly attributed to construction delays in the delivery of residential homesites. The Watersound Camp Creek community is currently our highest value and highest margin community. Our anticipated second quarter 2022 sales release in this community was pushed into the second half of 2022, while the second quarter of 2021 had 38 homesite sales.

“Through the first six months of 2022, we exceeded the first six months of 2021 in revenue across each segment. As of June 30, 2022, we had a backlog with 2,172 homesites under contract as well as 605 Latitude Margaritaville Watersound homes under contract, which together are expected to result in a record sales value of $460.5 million. Homebuilders continue to purchase our homesites as soon as we complete development, without any requests for delays or extensions. Residential backlog continues to grow with a record number of homesites and homes under contract. Demand continues to exceed supply.

“Our hotels are performing well with high occupancies and rates. In March 2022, we opened the Homewood Suites by Hilton, a new hotel located immediately adjacent to the Publix Sports Park, which attracts national amateur sports tournaments and teams. Since opening, occupancy and rates at Homewood Suites by Hilton hotel have exceeded our expectations. We currently have six hotels under construction.

“Our completed multi-family and senior living portfolio has over 1,000 units, with an occupancy rate of 93%. In addition, we have three more multi-family and senior living projects under construction. Our commercial leasing portfolio consists of approximately 981,000 square feet, of which approximately 909,000, or 93%, was leased. We are building new village centers that may one day exceed one million square feet in addition to the existing 981,000 square feet.”

Mr. Gonzalez continued, “While we continue to see demand across our segments, we also continue to feel the impact from supply chain disruptions that have delayed homesite and home deliveries by a few months and have increased construction costs. Delayed deliveries are a matter of change in timing of the sale, and are not resulting in canceled contracts. Real estate revenue growth is never linear and should be evaluated based on a longer trajectory. Besides delayed completions, second quarter was impacted by our internal decision to lease rather than begin to sell 64 townhomes that are being built near the Watersound Origins community. As has been the case in the past, we may delay asset sales in order to maximize long term-values, even when those values are not captured in our quarterly results.”

Mr. Gonzalez concluded, “We continue to see more visitors to our resorts and hotels and more buyers moving into our residential and multi-family communities from a broader range of states across the country. We believe Northwest Florida’s migration and visitor tailwinds will support growing demand in our area well into the future. The scale of our land holdings, entitlements and resources positions us like few other diversified real estate companies for multi-generational value creation.”

Real Estate

For the second quarter of 2022, the homesite sales volume increased by 34% to 231 homesites as compared to 172 homesites in the second quarter of 2021. Due to the mix of sales from different communities, the average sales price for the second quarter of 2022 was $83,000 per homesite as compared to $164,000 per homesite for the second quarter of 2021. In the second quarter of 2022, the 231 homesite sales included five homesites from the Watersound Camp Creek community and 20 homesites from the Watersound Origins and Watersound Origins West communities. By comparison, the second quarter of 2021 had 38 homesites from the Watersound Camp Creek community and 51 homesites from the Watersound Origins community. As of June 30, 2022, the Company had 109 homesites under development in the Watersound Camp Creek community, 610 homesites under development in the Watersound Origins community and 103 homesites under development in the Watersound Origins West community. As of June 30, 2022, 500 homesites in these three communities were under contract with four different homebuilders.

For the six months ended June 30, 2022, the homesite sales volume increased to 412 homesites as compared 375 homesites sold in the first half of 2021. The average sales price for the first six months of 2022 was $113,000 as compared to $115,000 for the same period in 2021.

As of June 30, 2022, the Company had 2,172 residential homesites under contract, which are expected to result in revenue of approximately $167.8 million, plus residuals, over the next several years, as compared to 1,349 residential homesites under contract for $129.0 million, plus residuals, as of June 30, 2021.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 143 net sale contracts executed in the second quarter of 2022. Since the start of sales in 2021, there have been 735 home contracts. For the second quarter of 2022, there were 65 completed home sales bringing the community to 130 occupied homes. The 605 homes under contract as of June 30, 2022, are expected to result in sales of approximately $292.7 million at completion.

Hospitality

Hospitality revenue increased by 31% to $29.6 million in the second quarter of 2022, as compared to $22.6 million in the second quarter of 2021. For the six months ended June 30, 2022, revenue increased by 29% to $45.9 million, as compared to $35.7 million in the first six months of 2021. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased visitor activity. As of June 30, 2022, the Company had 2,488 members as compared to 1,951 members as of June 30, 2021. As of June 30, 2022, the Company owned (individually by the Company or through an unconsolidated joint venture) and/or managed six hotels with 531 operational hotel rooms, as compared to 250 hotel rooms as of June 30, 2021. In addition, there are six new hotels under construction planned for 767 hotel rooms.

Homewood Suites by Hilton hotel at the Publix Sports Park opened to guests in March 2022. Camp Creek Inn boutique hotel, with expansive adjacent club amenities and The Lodge 30A hotel are scheduled to open later this year. Embassy Suites by Hilton and the Residence Inn by Marriott in the Pier Park area of Panama City Beach, Hotel Indigo in Panama City’s waterfront district and the Home2 Suites by Hilton hotel in Santa Rosa Beach will follow. When complete, operational hotel rooms and suites are expected to increase to 1,298 from today’s 531.

The Point South Marina Bay Point, with 127 wet slips partially opened for business in the second quarter of 2022. Point South Marina Port St. Joe, with 252 dry slips and 48 wet slips, plans to commence operations this summer. The Company is planning to build and/or operate additional marinas with potential for a total of 750 wet and dry slips.

Leasing

Leasing revenue from commercial, office, retail, multi-family, senior living, self-storage and other properties increased by 45% to $9.3 million in the second quarter of 2022, compared to the same period in 2021. For the six months ended June 30, 2022, leasing revenue increased by 52% to $18.1 million as compared to $11.9 million in the first half of 2021. As of June 30, 2022, the Company, through consolidated and unconsolidated joint ventures, had 1,043 completed multi-family and senior living units with an additional 640 units under construction.

Rentable space as of June 30, 2022, consisted of approximately 981,000 square feet, of which approximately 909,000, or 93%, was leased, compared to approximately 906,000 square feet as of June 30, 2021, of which approximately 783,000, or 86%, was leased. The Company has an additional 116,000 square feet of rentable space under construction. The Company, wholly or through joint ventures, owns or operates commercial and hospitality businesses on real estate that could otherwise be leased to others.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended June 30, 2022, increased $0.4 million to $5.5 million as compared to $5.1 million for the same period in 2021. For the six months ended June 30, 2022, corporate and other operating expenses decreased by $1.0 million to $11.1 million as compared to $12.1 million for the first six months of 2021.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter of 2022 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of Cash Generated for Distribution or Investment (CGFDI), a non-GAAP financial measure, for the second quarter of 2022 and 2021, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited) ($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Real estate revenue	$28.0	$41.0	$64.8	$62.1
Hospitality revenue	29.6	22.6	45.9	35.7
Leasing revenue	9.3	6.4	18.1	11.9
Timber revenue	1.3	2.2	4.3	3.8
Total revenue	68.2	72.2	133.1	113.5
Expenses
Cost of real estate revenue	12.8	14.1	28.1	24.6
Cost of hospitality revenue	21.4	15.4	36.3	26.9
Cost of leasing revenue	4.0	2.5	7.7	5.2
Cost of timber revenue	0.2	0.2	0.4	0.4
Corporate and other operating expenses	5.5	5.1	11.1	12.1
Depreciation, depletion and amortization	5.5	4.2	10.5	8.0
Total expenses	49.4	41.5	94.1	77.2
Operating income	18.8	30.7	39.0	36.3
Investment income, net	2.5	1.3	4.8	2.5
Interest expense	(4.1)	(3.9)	(8.2)	(7.5)
Other income, net	4.4	4.2	4.5	5.5
Income before equity in income (loss) from unconsolidated joint ventures and income taxes	21.6	32.3	40.1	36.8
Equity in income (loss) from unconsolidated joint ventures	1.4	(0.6)	0.9	(1.1)
Income tax expense	(5.9)	(7.7)	(10.5)	(8.7)
Net income	17.1	24.0	30.5	27.0
Net (income) loss attributable to non-controlling interest	(0.1)	0.2	(0.1)	0.4
Net income attributable to the Company	$17.0	$24.2	$30.4	$27.4
Basic net income per share attributable to the Company	$0.29	$0.41	$0.52	$0.47
Basic weighted average shares outstanding	58,882,392	58,882,549	58,882,470	58,882,549

Summary Balance Sheet (Unaudited) ($ in millions)

	June 30, 2022	December 31, 2021
Assets
Investment in real estate, net	$819.6	$690.1
Investment in unconsolidated joint ventures	54.1	52.0
Cash and cash equivalents	21.8	70.2
Investments – debt securities	113.8	89.0
Other assets	69.9	70.3
Property and equipment, net	35.4	31.1
Investments held by special purpose entities	205.2	205.5
Total assets	$1,319.8	$1,208.2

Liabilities and Equity
Debt, net	$291.5	$223.0
Other liabilities	86.3	68.0
Deferred Revenue	39.0	36.2
Deferred tax liabilities, net	77.9	77.3
Senior Notes held by special purpose entity	177.7	177.6
Total liabilities	672.4	582.1
Total equity	647.4	626.1
Total liabilities and equity	$1,319.8	$1,208.2
Corporate and Other Operating Expenses (Unaudited) ($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Employee costs	$2.4	$2.0	$4.7	$5.8
Property taxes and insurance	1.3	1.3	2.6	2.7
Professional fees	0.8	0.8	1.9	1.6
Marketing and owner association costs	0.4	0.3	0.6	1.0
Occupancy, repairs and maintenance	0.2	0.2	0.4	0.2
Other miscellaneous	0.4	0.5	0.9	0.8
Total corporate and other operating expenses	$5.5	$5.1	$11.1	$12.1

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions except per share amount)

“Cash Generated for Distribution or Investment” (CGFDI) is a non-GAAP measure, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. This measure is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distribution from Unconsolidated Joint Ventures” and subtracting “Capital Distribution to Non-Controlling Interests”, “Principal Payments for Debt”, “Principal Payments for Finance Leases”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net Cash Provided by Operating Activities	$9.2	$37.4	$29.0	$47.2
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	22.9	2.6	48.8	14.7
Plus: Capital Distribution from Unconsolidated Joint Ventures	0.4	0.1	0.6	0.1
Less: Capital Distribution to Non-Controlling Interests	(1.1)	(0.3)	(1.8)	(0.7)
Less: Principal Payments for Debt *	(1.0)	(0.9)	(1.5)	(1.4)
Less: Principal Payments for Finance Leases	(0.1)	--	(0.1)	--
Less: Maintenance Capital Expenditures	(0.8)	(0.5)	(2.1)	(1.3)
CGFDI	$29.5	$38.4	$72.9	$58.6
Basic Weighted Average Shares Outstanding	58,882,392	58,882,549	58,882,470	58,882,549
CGFDI Per Share	$0.50	$0.65	$1.24	$1.00
*Principal Payments for Debt does not include $17.3 million refinanced by the Pier Park Crossings Phase II joint venture which occurred in April 2022.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2022 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: the potential impacts of the ongoing COVID-19 pandemic; our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; supply chain disruptions; inflation; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2022, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.com